EXHIBIT 99.1

Cosi [LOGO]
SIMPLY GOOD TASTE


                        Cosi Reports First Quarter Sales

DEERFIELD, Ill., April 18, 2006 -- Cosi, Inc. (Nasdaq: COSI), the premium convenience restaurant company, today reported that company-owned restaurant revenues for the first quarter ended April 3, 2006 were $29.5 million, compared to $27.2 million in the first quarter ended April 4, 2005.

Comparable restaurant sales in the first quarter of 2006, as measured for restaurants in operation for more than 15 months, increased approximately 5.3% over the first quarter of 2005. Cosi has achieved comparable restaurant sales growth for 18 consecutive quarters.

First quarter 2006 comparable restaurant sales growth consisted of a 2.1% increase in transaction count and a 3.2% increase in the average check compared to the 2005 first quarter.

At the end of the 2006 first quarter, Cosi operated 94 Company-owned restaurants, compared to 92 Company-owned restaurants at the end of the 2005 first quarter. During the quarter, two new Company-owned restaurants were opened, Sacramento, CA and Greenwich, CT, and construction was completed on Elkins Park, PA which opened shortly after the quarter ended. As previously announced, four restaurants located inside Federated Department Stores ("Macy's") were closed in the quarter. Currently, there are 15 restaurants that employ the new generation design, which is proving that its enhanced service format in a tasteful contemporary environment creates operational excellence and high customer appeal.

Kevin Armstrong, Cosi's President and Chief Executive Officer, stated, "Cosi's first quarter comparable sales performance demonstrates our continued strong brand acceptance, high guest satisfaction rate and consumer demand for premium convenience dining. We are highly attuned to our guest, conveniently providing distinctive tastes made to order from quality fresh ingredients, and a welcoming, sophisticated environment."

First Quarter 2006 Teleconference and Webcast Information
Members of Cosi's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday, May 11th to discuss the Company's first quarter 2006 financial results.

To participate in the teleconference, investors and analysts are invited to call 866-362-4831 in the U.S., or 617-597-5347 outside of the U.S., and reference participant code 25348434. The conference call will also be webcast simultaneously by accessing http://investors.getcosi.com/.

A replay will be available following the call until 12:00 AM ET on May 18, 2006. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 42117731.

About Cosi

Cosi ( http://www.getcosi.com ) is the premium convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, Cosi bagels, pizzas, S'mores and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed place that always provides a fresh and new dining experience. The Cosi vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

Cosi currently operates 95 Company-owned and five franchise restaurants in fifteen states, including California, Connecticut, Florida, Illinois, Kentucky, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania, Virginia, Washington, Wisconsin, and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of new restaurants; our ability to attract and retain qualified franchisees; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

    Media Contact:                        Investor Contact:
    Adam Weiner                           Brien Gately
    Kekst and Company                     Cosi, Inc.
    (212) 521-4800                        (847) 597-8800

   Additional information is available free of charge on the Company's website at http://www.getcosi.com in the investor relations section.